Exhibit 99.1
April 13, 2007

MEDIA CONTACT: Rose B. Cummings, APR
Executive Director of Corporate Communications
(704) 858-5199
media@suncom.com

ANALYST CONTACT: Steven M. Somers, CFA
Executive Director of Investor Relations
& Corporate Development
(610) 651-5900
ssomers@suncom.com
SunCom Wireless Announces Preliminary First Quarter 2007 Results
Improved EBITDA Supported by Higher ARPU, Cost Improvements and Subscriber Count
BERWYN, Pa. — SunCom Wireless Holdings, Inc. (OTCBB: SWSH.OB) today released preliminary first quarter 2007 subscriber results and an expected range of Adjusted EBITDA for the quarter. Adjusted EBITDA for the first quarter 2007 is expected to be in a range of $42.0 to $44.0 million compared with $7.4 million in the first quarter 2006. We estimate that cash flow from operations will be a positive $9.0 million in the first quarter of 2007 compared with a usage of $21.6 million a year ago.
The increase in Adjusted EBITDA over the prior year period reflects a greater than $4 increase in average revenue per user (ARPU), improvements in the company’s cost structure and a 113,000 increase in subscribers.
Service revenues for the quarter were approximately $186.4 million compared with $155.5 million in the first quarter of 2006. The increased service revenue was driven by higher ARPU of $55.70 and the increased subscriber count. The higher ARPU reflects the addition of subscribers at higher access points, and higher feature and miscellaneous revenues. Roaming revenues were approximately $22.0 million compared with $21.5 million a year ago.

“The increase in ARPU during the first quarter 2007 is strong evidence that the consumer continues to see tremendous value in SunCom’s offerings and reflects the fourth consecutive quarter of improving ARPU.” said Michael E. Kalogris, Chairman and CEO of SunCom.
Improvements in the company’s cost structure were driven by the decommissioning of its TDMA network, efficiencies in its GSM network, a reduction of incollect expenses and the benefits of fixed-cost leverage.
SunCom added a net 33,646 subscribers on gross additions of 107,851 to end the quarter with 1,120,838 subscribers. Bill Robinson, Executive Vice President of Operations said, “The slight decline in gross and net add performance in the first quarter reflects a conscious strategy to pursue higher ARPU subscribers.” In the first quarter 2006, the company added 41,292 net subscribers on gross additions of 116,315.
Continental U.S. operations accounted for 20,136 net additions with the Puerto Rico operations accounting for 13,510 net additions in the first quarter of 2007. Gross additions were 68,106 in the continental U.S. and 39,745 in Puerto Rico compared with 78,960 and 37,355, respectively, a year ago.
The results reported in this release are preliminary and subject to further review and refinement by management and SunCom’s independent auditors. The company expects to update first quarter earnings to include more detailed results in early May 2007.
About SunCom Wireless
SunCom Wireless is a leader in offering digital wireless communications services to consumers in the Southeastern United States, Puerto Rico and the U.S. Virgin Islands. With more than 1 million subscribers, SunCom is committed to being a different kind of wireless company focused on treating customers with respect, offering simple, straightforward plans and providing access to the largest GSM network and the latest technology choices. SunCom Wireless is a proud provider of Wireless AMBER Alerts. For more information about SunCom products and services, visit www.suncom.com or call 877-CALL-SUN (1-877-225-5786).

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP) to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial results presented in accordance with GAAP. Both the non-GAAP and GAAP figures for the three months ended March 31, 2007 are preliminary and subject to change. The Adjusted EBITDA reconciliation, for the three months ended March 31, 2007, reconciles the high and low of the range provided for our preliminary Adjusted EBITDA with cash flow provided by operations.

			Three
	Range for		Months
	Three Months Ended		Ended
	March 31,		March 31,
Adjusted EBITDA (in millions)	2007	2007	2006
Net cash provided by (used in) operating activities	$9.0	$9.0	$(21.6)
Change in operating assets and liabilities	3.9	5.9	1.9
Deferred income taxes	(2.7)	(2.7)	(3.3)
Interest expense	38.4	38.4	37.7
Accretion of interest	(1.2)	(1.2)	(1.1)
Interest and other income	(2.4)	(2.4)	(4.1)
Bad debt expense	(6.5)	(6.5)	(5.9)
Income tax expense	3.5	3.5	3.8

Adjusted EBITDA	$42.0	$44.0	$7.4
The table above reconciles Adjusted EBITDA with what management believes is the most directly comparable GAAP measure of liquidity, cash provided by (used in) operating activities. Adjusted EBITDA can also be calculated as net loss plus net interest expense, income taxes, depreciation and asset disposal and amortization and non-cash compensation. We believe Adjusted EBITDA provides a meaningful measure of liquidity, providing additional information on our cash earnings from on-going operations, our ability to service our long-term debt and other fixed obligations and our ability to fund continued growth with internally generated funds. Adjusted EBITDA is also considered by many financial analysts to be a meaningful indication of an entity’s ability to meet its future financial obligations. Adjusted EBITDA should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP.

	Three Months Ended
	March 31,
Average revenue per user (ARPU)	2007	2006
	(Dollars in thousands,
	except ARPU)
Service revenue	$186,435	$155,467
Subscriber retention credits	358	256
Revenues not generated by wireless subscribers	(2,309)	(3,175)

Adjusted service revenue	$184,484	$152,548

Average subscribers	1,104,015	986,468
ARPU	$55.70	$51.55
We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and assist in forecasting our future billable service revenue. ARPU is exclusive of service revenue credits made to retain existing subscribers and revenue not generated by wireless subscribers. Service revenue credits are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits; therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. Revenue not generated by wireless subscribers, which primarily consists of Universal Service Fund program revenue, is excluded from our calculation of ARPU, as this revenue does not reflect amounts billed to subscribers. ARPU is calculated by dividing service revenue, exclusive of service revenue credits made to existing subscribers and revenue not generated by wireless subscribers, by our average subscriber base for the respective period. For quarterly periods, average subscribers is calculated by adding subscribers at the beginning of the quarter to subscribers at the end of the quarter and dividing by two.